Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Agreement (the “Amendment”) is made as of the last date written on the signature page below (the “Effective Date”) by and between Central Garden & Pet Company (the “Company”) and Timothy P. Cofer (“Executive”).

WHEREAS, Executive entered into an Employment Agreement effective as of October 14, 2019 (the “Employment Agreement”);

WHEREAS, Executive is hereby provided an irrevocable election to defer for a period of not less than five years certain payments under the Employment Agreement that, if earned, are otherwise payable more than 12 months after the Effective Date (the “Election”);

WHEREAS, the Election shall take effect 12 months after the Effective Date; and

WHEREAS, the parties desire to amend the Employment Agreement to reflect the Election;

THEREFORE, the parties agree as follows:

1. Prior Agreement. The Employment Agreement is incorporated herein by reference and shall continue in effect except as amended herein.

2. Retention Payments. Section 9 of the Employment Agreement is amended in its entirety to read as follows:

Retention Payments: The Company shall make payments to Executive on October 14, 2022, 2028 and 2029 (the “Payment Dates”), but if and only if Executive has been continuously employed by the Company from the Effective Date to (i) to the Payment Date with respect to the payment to be made in 2022; (ii) October 14, 2023 with respect to the payment to be made in 2028 and (iii) October 14, 2024 with respect to the payment to be made in 2029 (the “Retention Dates”) or has been terminated by the Company without cause. The amount of each of such of payments shall be $1,900,000 plus compound annual interest at the rate of 8% per year from October 14, 2019.

The payments shall be made in vested Company stock or at the option of the Company in cash or in a combination of cash and vested Company stock upon not less than 60 days prior written notice to Executive. The Company will in all cases make these payments to Executive on the Payment Dates except in the case of termination of employment by Executive or termination of employment of Executive by the Company with cause prior to the applicable Retention Date (in which cases no payment will be made). The Fair Market Value of any shares to be delivered pursuant to this Section 9 shall be determined by the Board of Directors or the Compensation Committee in its sole discretion.

For the avoidance of doubt, in the event of the death of Executive prior to any Payment Date, the obligation of the Company to make such payment shall not be affected except that the Company shall make such payment on the applicable Payment Date(s) to the Timothy P. Cofer 2010 Living Trust, dated July 21, 2010, as amended.

3. Entire Agreement. This Amendment constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by all parties hereto.

AGREED AND ACCEPTED BY:

/s/ Timothy P. Cofer
Timothy P. Cofer
Date: September 28, 2022

Central Garden & Pet Company

By:	/s/ William E. Brown
Name:	William E. Brown

Date:	September 29, 2022